Exhibit 30

SUPPLEMENTAL AGREEMENT

This SUPPLEMENTAL AGREEMENT (this “Agreement”), dated as of October 26, 2020, is entered into by and between China Biologic Products Holdings, Inc., a Cayman Islands exempted company (“CBPO”), and PW Medtech Group Limited, a Cayman Islands exempted company (“PWM”). Each of CBPO and PWM are hereinafter referred to as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the PWM IRA (as defined below).

RECITALS

WHEREAS, CBPO and PWM are parties to that certain investors rights agreement dated as of January 1, 2018 (as may be amended from time to time, the “PWM IRA”);

WHEREAS, CBPO and PWM are parties to that certain letter agreement dated as of September 20, 2018 (as may be amended from time to time, the “CBPO Waiver Letter”) which provides, among others, that CBPO would have a right of first offer to purchase up to 897,989 Ordinary Shares owned by PWM in the event that PWM proposes to sell any of such Ordinary Shares;

WHEREAS, on or about the date hereof, PWM has entered into a share purchase agreement (each as may be amended and/or restated from time to time, a “PWM SPA”) with each of Biomedical Treasure Limited, Biomedical Future Limited and 2019B Cayman Limited (each, a “Purchaser”) for the sale of certain Ordinary Shares owned by PWM to the respective Purchaser thereto;

WHEREAS, on or about the date hereof, CBPO, PWM and the respective Purchasers have entered into that certain amendment and assignment agreements, pursuant to which, with effect from the closing of the transactions under each PWM SPA, (a) certain terms and provisions of the PWM IRA will be amended and (b) PWM will assign certain of its rights, obligations and covenants under the PWM IRA with respect to the Ordinary Shares sold in such transactions to the Purchaser thereto (each such assignment of the PWM IRA is referred to as a “PWM IRA Assignment”); and

WHEREAS, the Parties desire to terminate the CBPO Waiver Letter on the terms and conditions set forth herein. Each of the PWM IRA and CBPO Waiver Letter is referred to as a “Terminated Agreement,” and collectively, the “Terminated Agreements.”

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Termination of CBPO Waiver Letter; Acknowledgment.

(a)           Termination of the CBPO Waiver Letter. The CBPO Waiver Letter is hereby terminated in its entirety by this mutual written agreement of CBPO and PWM effective as of the date of this Agreement. The CBPO Waiver Letter shall be of no further force and effect and no party thereto shall have any further liability or obligation with respect thereto or any of the transactions contemplated thereby.

(b)           Acknowledgment of the PWM IRA Assignment. The Parties acknowledge and agree that with effect from the effective date of the latest PWM IRA Assignment (the “Effective Time”), the PWM IRA shall be of no further force and effect with respect to PWM, and PWM shall have no further liability or obligation with respect thereto or any of the transactions contemplated thereby.

2.            Certain Rights and Obligations. As material consideration for the covenants, agreements, and undertakings of the Parties under this Agreement and notwithstanding the PWM IRA Assignments:

(a)           CBPO hereby agrees to, during such period (the “Access Period”) from the Effective Time to March 31 of the year following the year in which PWM ceases to be a shareholder of CBPO (provided that the Parties will determine in good faith any appropriate extension of such Access Period for up to one additional year if necessary for PWM to comply with applicable securities Laws and stock exchange rules), furnish or make available to PWM CBPO’s books and records with respect to the periods up to and including the end of the Effective Time and otherwise to cooperate or take such action in connection therewith as may be reasonably requested by PWM to comply with applicable securities Laws and stock exchange rules in respect of (A) the preparation of PWM’s consolidated financial results within time frames as prescribed under such Laws and rules (as amended from time to time) (including, by way of example, (i) publishing a preliminary interim results announcement not later than two months after the end of the first six months of each financial year and publishing an interim report not later than three months after the end of that period of six months; and (ii) publishing a preliminary annual results announcement not later than three months after the end of each financial year and publishing an annual report not later than four months after the end of the financial year to which they relate); and (B) the publication of CBPO’s annual and quarterly financial results by PWM on the website of The Stock Exchange of Hong Kong Limited and its own website by way of incorporation by reference (to the extent such annual and quarterly financial results have been publicly filed by CBPO), for so long as CBPO is treated by PWM as an investment in associate and accounted for using the equity method of accounting under the HKFRS; provided, however, that PWM shall be liable to such expenses (if any) as incurred by CBPO’s external auditors and agreed upon between PWM and such external auditors in relation to the furnishing of CBPO’s books and records pursuant to this Section 2(a). Notwithstanding anything to the contrary in the foregoing of this Section 2(a), in the event that PWM has requested any information pursuant to this Section 2(a) within the Access Period, and such information (the “Outstanding Information”) has not been made available to PWM as of the end of the Access Period, the Access Period shall be deemed to have been automatically extended with respect to PWM’s right to obtain such Outstanding Information until such Outstanding Information is made available to PWM pursuant to this Section 2(a).

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(b)          PWM shall, and shall cause its Affiliates and their respective Representatives to, hold in strict confidence any and all such information furnished or made available pursuant to Section 2(a) above, whether written or oral, except to the extent that (i) PWM may use and disclose such information specifically for the purpose stated under Section 2(a) above; or PWM can show that such information (ii) is generally available to and known by the public through no fault of PWM, any of its Affiliates or their respective Representatives; or (iii) is lawfully acquired by PWM, any of its Affiliates or their respective Representatives from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation other than pursuant to Section 2(a) above. If PWM or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law or applicable national securities exchange, PWM shall promptly notify CBPO in writing and shall disclose only that portion of such information is legally required to be disclosed, provided that PWM shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

3.            Mutual Releases.

(a)          CBPO Release. (1) With respect to the PWM IRA, with effect from the Effective Time and (2) with respect to the CBPO Waiver Letter, with effect from its termination pursuant to Section 1(a) above, in each case to the fullest extent permitted by Law:

(i)               CBPO, for and on behalf of itself, each of its subsidiaries and Affiliates, and each of its and their respective future, present and former general or limited partners, shareholders, members, managers, directors, officers, employees, representatives, advisors, accountants, consultants, agents, attorneys, successors and assigns and any and all Persons claiming by or through each of the foregoing (collectively, the “CBPO Related Parties”), hereby knowingly, voluntarily and irrevocably fully releases and forever discharges each of PWM, each of its subsidiaries and Affiliates, and each of its and their respective future, present and former general or limited partners, shareholders, members, managers, directors, officers, employees, representatives, advisors, accountants, consultants, agents, attorneys, successors, assigns and any and all Persons claiming by or through each of the foregoing (collectively, the “PWM Related Parties”) from any and all liabilities, claims, actions, causes of action, obligations, demands, costs, damages, expenses, fees and charges of every kind and any nature whatsoever (collectively, “Claims”), in each case, whether known or unknown, mature or unmatured, contingent or fixed, liquidated or unliquidated, or accrued or unaccrued, in connection with, arising out of or relating to such Terminated Agreement or the transactions contemplated thereby, including (x) any acts, omissions, disclosures or communications related to such Terminated Agreement or the transactions contemplated thereby and (y) any acts, omissions, disclosures or communications related to the termination or assignment of such Terminated Agreement (as the case may be) or the negotiation of this Agreement (the claims released pursuant to this Section 3(a)(i) with respect to all Terminated Agreements are collectively referred to as the “CBPO Released Claims”); provided, that the foregoing shall not release, or limit the rights or obligations of, any PWM Related Party under (A) this Agreement or (B) any agreements entered into following the date hereof;

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(ii)              CBPO, for and on behalf of itself and each of the CBPO Related Parties, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding, action or arbitration of any kind against any PWM Related Party based upon any CBPO Released Claim; and

(iii)             if CBPO (or any of the CBPO Related Parties) brings any claim, demand, proceeding, action or arbitration against any PWM Related Party in any legal or arbitral proceeding of any kind with respect to any CBPO Released Claim, then CBPO shall indemnify such PWM Related Party in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including reasonable attorney’s fees and expenses) entered against, paid or incurred by such PWM Related Party.

(b)          PWM Release. (1) With respect to the PWM IRA, with effect from the Effective Time and (2) with respect to the CBPO Waiver Letter, with effect from the its termination pursuant to Section 1(a) above, in each case to the fullest extent permitted by Law:

(i)               PWM, for and on behalf of itself and each of the PWM Related Parties, hereby knowingly, voluntarily and irrevocably fully releases and forever discharges CBPO and all CBPO Related Parties from any and all Claims, in each case, whether known or unknown, mature or unmatured, contingent or fixed, liquidated or unliquidated, or accrued or unaccrued, in connection with, arising out of or relating to such Terminated Agreement or the transactions contemplated thereby, including (x) any acts, omissions, disclosures or communications related to such Terminated Agreement or the transactions contemplated thereby and (y) any acts, omissions, disclosures or communications related to the termination or assignment of such Terminated Agreement (as the case may be) or the negotiation of this Agreement (the claims released pursuant to this Section 3(b)(i) with respect to all Terminated Agreements are collectively referred to as the “PWM Released Claims” and together with the CBPO Released Claims, the “Released Claims”); provided, that the foregoing shall not release, or limit the rights or obligations of, any CBPO Related Party under (A) this Agreement or (B) any agreements entered into following the date hereof;

(ii)              PWM, for and on behalf of itself and each of the PWM Related Parties hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding, action or arbitration of any kind against any CBPO Related Party based upon any PWM Released Claim; and

(iii)             if PWM (or any of the PWM Related Parties) brings any claim, demand, proceeding, action or arbitration against any CBPO Related Party in any legal or arbitral proceeding of any kind with respect to any PWM Released Claim, then PWM shall indemnify such CBPO Related Party in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including reasonable attorney’s fees and expenses) entered against, paid or incurred by such CBPO Related Party.

4.             Effect of the Agreement. This Agreement constitutes an amendment to each of the Terminated Agreements.

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5.            Representations and Warranties. Each Party represents and warrants to the other Party that: (a) such Party has all requisite power and authority to enter into this Agreement and to take the actions contemplated hereby; (b) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Party; and (c) this Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Party, constitutes a legal, valid and binding obligation of such, enforceable against such Party in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

6.            Further Assurances. Each Party shall cooperate with the other Party in the taking of all actions necessary, proper or advisable under this Agreement and applicable Laws to effectuate the transactions contemplated by this Agreement.

7.            Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. Each Party acknowledges and agrees that the CBPO Related Parties and the PWM Related Parties are express third party beneficiaries of the releases and covenants not to sue contained in Sections 3(a) and 3(b) of this Agreement and are entitled to enforce rights under such sections to the same extent that such Persons could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third party beneficiaries to this Agreement, and this Agreement is not otherwise intended to and shall not otherwise confer upon any person other than the Parties any rights or remedies hereunder.

8.            Amendment; Assignment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

9.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to its conflicts of law principles thereof.

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10.          Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter shall be finally settled by arbitration. The place and seat of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”). The number of arbitrators shall be three (3). One arbitrator shall be appointed by PWM and one arbitrator shall be appointed by CBPO. The third arbitrator, who shall serve as chairperson of the arbitral tribunal, shall be selected by the mutual agreement of the first two arbitrators. Any arbitrator that is not so appointed shall instead be appointed in accordance with the HKIAC Rules. The language to be used in the arbitration proceedings shall be English. The award of the arbitral tribunal shall be final, conclusive and binding upon the Parties. Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets. For the purpose of the enforcement of an award, the Parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement, including any defenses based on lack of personal jurisdiction or inconvenient forum.

11.          Specific Performance. The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by CBPO, on the one hand, or PWM, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, PWM, on the one hand, and CBPO, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. CBPO, on the one hand, and PWM, on the other hand, agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

12.          Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.          Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. This Agreement may be executed by facsimile or .pdf signature, and a facsimile or .pdf signature shall constitute an original for all purposes.

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14.          Interpretation.

(a)           Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(b)           Whenever the context may require, the singular form of nouns and pronouns shall include the plural, and vice versa.

(c)           When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d)           The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

CHINA BIOLOGIC PRODUCTS HOLDINGS, INC.

By:	/s/ Sean Shao
Name:	Sean Shao
Title:	Director

[China Biologic Products Holdings, Inc. – Signature Page to Supplemental Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

PW MEDTECH GROUP LIMITED

By:	/s/ Yue’e Zhang
Name:	Yue’e Zhang
Title:	Executive Director and Chief Executive Officer

[China Biologic Products Holdings, Inc. – Signature Page to Supplemental Agreement]